Exhibit 99.1

NEWS RELEASE

ICF International Announces

Expansion of Credit Facility to $500 Million

FOR IMMEDIATE RELEASE

Contact: Steve Anderson, steve.anderson@icfi.com, +1.703.934.3668

FAIRFAX, Va. (March 15, 2012) - ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced today it has signed an amendment to its credit facility to allow for borrowings of up to $500 million. The amended facility enhances the company’s strong capital position and financial flexibility, providing an increased ability to drive growth organically and through strategic acquisitions.

The five-year senior secured credit agreement permits revolver borrowings of up to $400 million and has an accordion feature that would allow the facility to expand by an additional $100 million. The interest rate for all borrowings under the facility will be at a variable rate initially equal to the London Interbank Offered Rate, or Libor, plus 150 basis points per annum and may change based on the company’s total leverage ratio as described in the credit agreement. This facility is subject to affirmative, negative, and financial covenants that are customary for this type of agreement. They have been amended to provide for less restrictive financial and negative covenants, as well as allowing for stock repurchases.

“This amended credit facility provides us with additional flexibility to take advantage of acquisition opportunities to complement the organic growth of our business and help further shareholder returns. Along with our strong cash flow, the facility enhances our mergers and acquisition program, where we continue to serve as an excellent growth platform for companies that are operating in high-priority commercial and government areas,” said ICF International Chairman and CEO Sudhakar Kesavan.

RBS Citizens, N.A. and PNC Capital Markets acted as joint lead arrangers and joint book runners. Citizens Bank of Pennsylvania acted as administrative agent and lender, and PNC Bank, National Association acted as syndication agent and lender.

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.